EXHIBIT 10.13

ISTA PHARMACEUTICALS, INC.

EXECUTIVE EMPLOYEE AGREEMENT

This Executive Employee Agreement (“Agreement”) is entered into as of                      , 2011 (the “Effective Date”), by and between                      (“Executive”) and ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for these services; and

WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, including the benefits provided under this Agreement; and

WHEREAS, Executive and the Company wish this Agreement to replace and supercede any other agreements or arrangements existing as of the Effective Date between Executive and the Company providing for severance or other benefits upon termination of employment including but not limited to                      (collectively, the “Prior Security Agreements”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. EMPLOYMENT BY THE COMPANY. Subject to the terms and conditions set forth herein, the Company agrees to employ Executive to render full time services as the Company’s                      and in such other capacities as the Company’s Board of Directors (“Board”) may assign. Executive hereby accepts employment based on the terms and conditions set forth herein effective as of the Effective Date. In this position, Executive shall perform such duties as are assigned by the Board. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall abide by the general employment policies and procedures of the Company, except that wherever the terms of this Agreement may differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base annual salary as set forth in Section 1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A. Executive will be considered annually for adjustments in base salary. Any such adjustments will be subject to review and approval by the Compensation Committee of the Board and/or the Board, as appropriate.

2.2 Bonus. Executive shall be eligible to participate in the Company’s bonus plan at the executive level. Notwithstanding the foregoing, no bonus is guaranteed to Executive. The Company shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of the bonus. Any bonus is subject to the approval of the

Compensation Committee of the Board and/or the Board, as appropriate. To be eligible to receive any bonus, Executive must be employed by the Company throughout the entire fiscal year or as otherwise set forth in the applicable bonus plan and be employed at the time the bonus is paid out. The current target level of such discretionary bonus for Executive is set forth in Section 2 of Exhibit A attached hereto. The Company retains the authority to review, grant, deny or revise any bonus or target level in its sole discretion.

2.3 Equity Awards. Subject to approval of the Board or the Compensation Committee of the Board, as appropriate, Executive will be eligible to receive grants of stock options, restricted stock or other equity awards as may from time to time be granted or awarded, pursuant to the terms and conditions set forth in the applicable equity award agreement and plan documents, copies of which will be made available upon Executive’s request. For the purposes of this Agreement, all stock options, restricted stock or other equity awards granted to Executive by the Company hereunder, or granted in the future, shall be referred to hereinafter as the “Equity Awards.”

2.4 Vacation, Holiday Pay and Sick Leave. Executive shall be entitled to                  (    ) weeks of paid vacation each year. Any earned but unused vacation shall be accrued and may be used by Executive in any subsequent year. Upon termination of Executive’s employment for any reason, Executive shall receive vacation pay for all earned but unused vacation, calculated at his base salary rate in effect at the time of termination. The Company shall also provide Executive with holiday pay and paid sick leave as provided by the Company to its other executive employees of comparable stature. Any earned but unused sick leave shall be accrued and may be used by Executive in any subsequent year; provided that, upon termination of Executive’s employment for any reason, Executive shall receive no pay or other compensation for any accrued but unused sick leave. Notwithstanding the foregoing, vacation, holiday pay and sick leave do not accrue while Executive is on unpaid leave.

2.5 Standard Company Benefits. Executive shall receive all other employment benefits for which Executive is eligible under the terms and conditions of the standard Company benefits plans (e.g., health and disability insurance, 401(k) retirement plan, etc.) and other benefits and incentives which may be in effect from time to time and provided by the Company to employees at levels similar to Executive. Employment benefits, including but not limited to vacation, holiday pay, sick leave, paid insurance premiums, and other benefits do not accrue or continue during an unpaid leave, unless otherwise required by law.

3. PROPRIETARY INFORMATION AND INVENTIONS.

Executive shall comply with the terms of the Employee Proprietary Information and Inventions Agreement, between the Company and Executive, in the form currently entered into and as amended from time to time, and/or such other agreement(s) between Executive and the Company protecting the confidential and proprietary information and/or inventions of the Company as may be entered into after the date hereof (collectively, the “Employee Proprietary Information and Inventions Agreement”). The terms of the Employee Proprietary Information and Inventions Agreement are incorporated herein by this reference. Notwithstanding any termination or expiration of this Agreement or termination of Executive’s employment, Executive agrees to continue to comply with the terms of the Employee Proprietary Information and Inventions Agreement.

4. OUTSIDE ACTIVITIES.

4.1 Activities. Except with the prior written consent of the Board, Executive will not during Executive’s employment with the Company undertake or engage in any other employment, self-employment, occupation, consulting, or business enterprise, other than ones in which Executive is a passive investor. Without limiting the foregoing, Executive may not serve as a member of the board of directors of any public or private for-profit company, except with the prior written consent of the Board. Executive’s board memberships as of the Effective Date disclosed in writing by Executive to the Board are hereby approved. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. Executive will not during Executive’s employment with the Company or thereafter publicly or privately disparage the Company or any of its subsidiaries, or their respective past or present products, officers, directors, employees, agents or customers.

4.2 Investments and Interests. During Executive’s employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest which is adverse to or in conflict with the interests of the Company, its current and anticipated business or prospects, financial or otherwise. By way of clarification, nothing contained in this Agreement shall prevent Executive from holding, for investment purposes only, no more than one percent (1%) of the capital stock of any publicly traded company.

4.3 Non-Competition. During Executive’s employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, contractor, or in any other capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company.

5. OTHER AGREEMENTS.

Executive represents and warrants that Executive’s employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party. Executive represents and warrants that Executive will not disclose to the Company or use on behalf of the Company any trade secrets or other confidential information of any third party except in accordance with an agreement between the Company and any such third party. During Executive’s employment by the Company, Executive may use, in the performance of Executive’s duties, all information generally known and used by persons with training and experience comparable to Executive’s own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6. TERMINATION OF EMPLOYMENT.

6.1 At Will Employment. Executive’s relationship with the Company is at will. The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without advance notice.

6.2 Termination by Company for Cause. The Company may terminate Executive’s employment for Cause at any time effective on written notice to Executive. In the event of a termination for Cause, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together with any unused vacation accrued to the effective date of such termination on the Executive’s last day of employment. Executive will not be entitled to severance benefits or any other compensation of any kind resulting from Executive’s termination for Cause. For purposes of this Agreement, “Cause” shall mean any of the following events, as determined by the Company: (i) the commission of any act of fraud, embezzlement or dishonesty by Executive which adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (ii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (iii) the refusal or omission by the Executive to perform any duties required of him if such duties are consistent with duties customary for the position held with the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (iv) any act or omission by the Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or deviation from any of the policies or directives of, the Company or the acquiring or successor entity (or parent or any subsidiary thereof), (v) conduct on the part of Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (vi) any illegal act by Executive which adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any felony committed by Executive, as evidenced by conviction thereof, or (vii) Executive’s refusal to cooperate with any legal proceeding or investigation if so requested to do so by the Company.

6.3 Termination by Company Without Cause. The Company shall be entitled at any time to terminate Executive’s employment without Cause, effective upon written notice to Executive. If the Company terminates Executive’s employment at any time without Cause, Executive shall be entitled to those severance benefits specifically set forth in Section 3.1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.

6.4 Executive’s Voluntary Resignation. Executive may terminate Executive’s employment with the Company at any time. In the event Executive voluntarily terminates Executive’s employment other than for Good Reason involving a Change in Control Termination as provided in Section 7, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together with any accrued, unused vacation, through the effective day of resignation. Executive will not be entitled to severance benefits or any other compensation of any kind resulting from Executive’s voluntary termination.

6.5 Termination for Death or Disability. Executive’s employment with the Company will be terminated in the event of Executive’s death, or any illness, injury, disability or other incapacity that renders Executive physically or mentally unable to perform the essential duties of Executive’s job. The Company acknowledges its obligations under all leave of absence laws, including the California Family Rights Act and the federal Family and Medical Leave Act, and, to the extent provided by these and other applicable laws, will provide reasonable accommodation for any known disability of an otherwise qualified employee, unless undue hardship would result. In the event that Executive’s employment with the Company is terminated for death or disability as described in this Section 6.5, Executive or Executive’s heirs, successors, and assigns shall not receive any severance benefits or other compensation other than payment of accrued salary and vacation and such other benefits as may be expressly required in such event by applicable law or the terms of applicable benefit plans.

6.6 Cessation of Severance Benefits. If Executive violates any provision of Sections 3 or 4 of this Agreement or the Employee Proprietary Information and Inventions Agreement, either during employment or thereafter, then, notwithstanding anything herein to the contrary, the Company shall have the right upon written notice to Executive to immediately cease payment of any severance benefits being provided to Executive, and Executive will not be entitled to any further compensation from the Company.

7. CHANGE IN CONTROL.

7.1 Definitions.

(a) Definition of “Change in Control.” For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(ii) A merger or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation; or

(iii) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(b) Definition of “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events which occurs on or after the Effective Date and after a Change in Control and without the Executive’s written consent: (i) a material reduction in the Executive’s then existing base compensation; (ii) a material, adverse change in the Executive’s authority, duties or responsibilities; (iii) a material reduction in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Chief Executive Officer of the Company; (iv) a material reduction in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive provides services to the Company; or (vi) any other action or inaction that constitutes a material breach by the Company of the provisions of this Agreement (each, a “Good Reason Condition”).

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”) to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

7.2 Termination After a Change in Control. In the event Executive’s employment with the Company is terminated without Cause, or Executive resigns for Good Reason, within twenty-four (24) months following a Change in Control (a “Change in Control Termination”), then Executive shall be eligible for severance benefits as set forth in Section 3.2 of Exhibit A, attached hereto. Executive may resign Executive’s employment for Good Reason so long as Executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for Executive’s termination for Good Reason.

7.3 Parachute Payments. In the event that the severance, acceleration of Equity Awards and other benefits provided for in this Agreement (“Agreement Benefits”), together with benefits otherwise payable to Executive, (i) constitute a “parachute payment” within the meaning of section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the “Code”), and (ii) but for this Section 7.3, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then Executive’s Agreement Benefits shall be either:

(a) provided to Executive in full, or

(b) provided to Executive only as to such lesser extent that would result in no portion of such Agreement Benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Agreement Benefits may be taxable under the Excise Tax.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7.3 shall be made in writing in good faith by the Company’s independent registered accounting firm or such other nationally or regionally recognized accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. In the event of a reduction in benefits hereunder, Executive shall be given the choice, subject to approval by the Company, of which benefits to reduce; provided that such reduction achieves the result specified in clause (b) of this Section 7.3. For purposes of making the calculations required by this Section 7.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.3. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.3.

8. RELEASE. In exchange for the severance benefits referenced in this Agreement and in Exhibit A attached hereto to which Executive would not otherwise be entitled, in the event of a termination without Cause or a Change in Control Termination, Executive shall execute and enter into a release of claims against the Company in the form provided by the Company (the “Release”) upon Executive’s termination of employment. Unless the Release is executed by Executive and delivered to the Company within the time limits specified in the Release, then notwithstanding anything herein to the contrary, Executive shall not receive any of the severance compensation or benefits provided under this Agreement; acceleration, if any, of Executive’s Equity Awards as provided in this Agreement shall not apply; and Executive’s Equity Awards in such event may be exercised following the date of Executive’s termination only to the extent provided under their original terms in accordance with the applicable equity plans and Equity Award agreements.

9. GENERAL PROVISIONS.

9.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll (which address may be changed by written notice).

9.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision shall be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.

9.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.4 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

9.5 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.6 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties or rights hereunder, without the written consent of the Company.

9.7 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, compensation, this Agreement (including the Release upon which the payment of severance benefits is conditioned) or the enforcement, performance, breach, or interpretation of this Agreement, will be resolved by final and binding arbitration held in Orange County, California and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), under its then-existing Rules and Procedures. Executive understands that final and binding arbitration will be the sole and exclusive remedy for any such claim or dispute between him and the Company and its parent, subsidiary or affiliated companies or entities, and each of its and/or their employees, officers, directors or agents, and that, by agreeing to use arbitration to resolve such claims or disputes, both the Company and Executive agree to forego any right each may have had to a jury trial. Both Executive and the Company will have the right to conduct reasonable discovery in such arbitration proceeding as determined by the arbitrator and as provided by the procedural rules applicable to arbitration proceedings referenced above. In addition, both Executive and the Company will have the right to assert counterclaims and to bring motions otherwise available in civil actions, including for example, demurrers, motions for summary judgment, motions for judgment, etc. Notwithstanding the foregoing, nothing in this Section 9.7 or in this Agreement shall prevent either Executive or the Company from seeking and obtaining injunctive relief in any court to prevent irreparable harm from any breach or threatened breach of the provisions of Sections 3 or 4 of this Agreement or the Employee Proprietary Information and Inventions Agreement pending resolution of any arbitration hereunder. The provisions of this Section 9.7 shall survive the termination or expiration of this Agreement and termination of Executive’s employment and shall remain in full force and effect thereafter.

9.8 Remedies. Executive’s duties under Sections 3 and 4 of this Agreement and the Employee Proprietary Information and Inventions Agreement shall survive termination or expiration of this Agreement and termination of Executive’s employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of these Sections and the Employee Proprietary Information and Inventions Agreement would be inadequate, and that such a breach would cause irreparable harm to the Company; and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

9.9 Indemnification. In the event of a change in control involving the Company — including but not limited to the acquisition of more then 50 percent of the securities of the Company, a merger or consolidation with another entity, the sale, transfer or disposition of the assets of the Company, the liquidation or dissolution of the company, or any like event — the Company shall not take any action, or refuse to act, in a manner that would prejudice or limit the Executive’s rights to indemnification and advancement under the Company’s bylaws and Section 145 of the General Corporation Law of the State of Delaware.

9.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

10. TERM OF AGREEMENT. This Agreement shall become effective as of the Effective Date and shall remain in effect through the period ending on the third anniversary of the Effective Date (the “Initial Term”) and shall automatically renew for successive one (1) year periods (the “Extended Term) unless the Company, in its sole discretion with or without reason, provides written notice to Executive of non-renewal (a “Non-renewal Notice”) no later than sixty (60) days before the expiration date of the Initial Term or any Extended Term, in which case this Agreement shall expire upon on such expiration date. As used herein, the “Term” shall mean the Initial Term and any Extended Term. Notwithstanding the foregoing, in the event a Change in Control occurs during the Term then the Term of this Agreement shall continue and may not be terminated until the expiration of twenty-four (24) months after the Change in Control unless consented to in writing by Executive and the Company. Expiration or termination of the Term of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including but not limited to any obligation of the Company to pay the severance and other benefits to Executive hereunder for any termination without Cause or a Change in Control Termination which occurs prior to the expiration or termination of the Term of this Agreement. By way of clarification, a Non-renewal Notice shall not constitute a notice of termination of Executive’s employment and termination or expiration of the Term of this Agreement shall not constitute termination of Executive’s employment resulting in any obligation of the Company to provide the severance benefits hereunder. The Company has no obligation to pay severance benefits to Executive hereunder arising from any termination of Executive’s employment after the expiration or termination of the Term of this Agreement. The provisions of Sections 3, 4, 9, 10 and 11 of this Agreement shall survive the expiration or termination of the Term of this Agreement.

11. ENTIRE AGREEMENT. This Agreement, together Exhibit A attached hereto, the Employee Proprietary Information and Inventions Agreement, the Company’s Employee Handbook and Policies, as amended from time to time, and the applicable equity plans and Equity Award agreements, constitute the final, complete, and exclusive embodiment of the entire agreement between Executive and the Company regarding the subject matter hereof and supersede any prior agreement, promise, representation, or statement, written or otherwise, between Executive and the Company with regard to this subject matter including but not limited to the Prior Security Agreements. Without limiting the foregoing, the parties hereby terminate each and all Prior Security Agreements and Executive hereby releases and forever waives any rights Executive may have against the Company under any Prior Security Agreement. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

12. RESIGNATION OF OTHER COMPANY POSITIONS. In the event of any termination of Executive’s employment with the Company, unless otherwise agreed to in writing by Executive and the Board, Executive shall be deemed to have resigned as of the date of such termination as an officer and/or director of the Company and any of its subsidiaries or affiliated companies for which Executive was serving in such capacities at the time of such termination. At the Company’s request, Executive agrees to execute concerning one or more such positions so held resignation letter(s) in the form provided by the Company evidencing the foregoing.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

ISTA PHARMACEUTICALS, INC.

By:

Its:
EXECUTIVE

EXHIBIT A

COMPENSATION AND SEVERANCE TERMS SCHEDULE

1. BASE SALARY

For services to be rendered under this Agreement, Executive shall receive an annual gross base salary of                      ($            ), payable in accordance with the Company’s standard payroll practices, and subject to adjustment as set forth in the Agreement.

2. BONUS

Executive’s annual bonus, if granted, shall be at a target level of up to              percent (    )% of Executive’s then current base salary.

3. SEVERANCE BENEFITS

3.1 Termination by Company Without Cause. If the Company terminates Executive’s employment at any time without Cause as provided in Section 6.3 of the Agreement, the Company shall provide the following severance compensation and benefits to Executive after the effective date of the Release referenced in Section 8 of the Agreement on the last day of Executive’s employment:

(a) A severance payment equal to the sum of             (    ) months of Executive’s then current base salary, payable (subject to Section 4 below of this Exhibit A) by the Company in a lump sum, less legally required withholdings, within thirty (30) days after the effective date of the Release referenced in Section 8 of the Agreement, but in no event later than March 15 of the subsequent year;

(b) Health insurance premiums payable by the Company for continued health insurance coverage for Executive and all then currently insured dependents for up to              (    ) months after the termination date of Executive’s employment, provided that Executive makes a timely election to continue such coverage under COBRA; and provided further that, the Company’s obligation to pay the monthly health insurance premiums for continued group medical insurance shall end when Executive becomes eligible for health insurance with a new employer, and Executive agrees to promptly notify the Company in writing of any such event of eligibility; and

(c) Outplacement services for one year, at the Company’s expense up to a maximum amount of                      dollars ($            ), with a nationally recognized service selected by the Company.

Executive understands that Executive’s receipt of the severance compensation and benefits specified in this Section 3.1 is conditioned upon Executive’s execution of the Release referenced in Section 8 of the Agreement, and further understands that the above lists the only severance compensation and benefits to which Executive is entitled.

3.2 Change in Control Termination. In the event of a Change in Control Termination as defined in Section 7.1(a) of the Agreement, the Company shall provide the following severance compensation and benefits to Executive after the effective date of the Release referenced in Section 8 of the Agreement:

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(a) A severance payment equal to the sum of (i)                  (    ) months of Executive’s then current base salary and (ii)                  (    ) times Executive’s target bonus to be earned for the year in which termination occurs or                  (    ) times the bonus amount paid to Executive in the prior year, whichever is greater, payable (subject to Section 4 below of this Exhibit A) by the Company in a lump sum, less legally required withholdings, within thirty (30) days after the effective date of the Release referenced in Section 8 of the Agreement, but in no event later than March 15 of the subsequent year; and,

(b) Health insurance premiums payable by the Company for continued health insurance coverage for Executive and all then currently insured dependents for up to                  (    ) months after the termination date of Executive’s employment, provided that Executive makes a timely election to continue such coverage under COBRA; and provided further that, the Company’s obligation to pay the monthly health insurance premiums for continued group medical insurance shall end when Executive becomes eligible for health insurance with a new employer, and Executive agrees to promptly notify the Company in writing of any such event of eligibility; and

(c) Outplacement services for one year, at the Company’s expense up to a maximum amount of                      dollars ($        ), with a nationally recognized service selected by the Company; and

(d) Any unvested and outstanding Equity Awards held by Executive shall become one hundred percent (100%) vested as of the termination date of Executive’s employment, except to the extent provided in the Fourth Amendment and Restated of the ISTA Pharmaceuticals, Inc. 2004 Performance Incentive Plan. In this regard, without limiting the foregoing, but by way of clarification, all stock options granted by the Company to Executive shall become fully vested and exercisable as of the termination date of Executive’s employment to the extent such stock options are outstanding and unexercisable at the time of such termination and all stock subject to a right of repurchase by the Company (or its successor) that was purchased by Executive shall have such right of repurchase lapse with respect to all of the shares at the time of such termination. To the extent necessary to effect the intent of this Agreement with respect to the Equity Awards, the applicable provisions of the Agreement and this Exhibit A shall be deemed an amendment to each agreement evidencing an Equity Award held by Executive.

Executive understands that Executive’s receipt of the severance compensation and benefits specified in this Section 3.2 is conditioned upon Executive’s execution of the Release referenced in Section 8 of the Agreement, and further understands that the above lists the only severance compensation and benefits to which Executive is entitled.

4. SECTION 409A

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the

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earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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